Exhibit 3.1
AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

SOTHEBY’S
* * * * *

ARTICLE ONE
The name of the corporation is Sotheby’s (the “Corporation”).
ARTICLE TWO
The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE THREE
The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
ARTICLE FOUR
The Corporation is authorized to issue one class of shares to be designated “Common Stock”. The amount of the total authorized capital stock of the Corporation is 1,000,000 shares of Common Stock with a par value of $0.01 per share.
ARTICLE FIVE
The Corporation is to have perpetual existence.
ARTICLE SIX
In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation (the “Board of Directors”) is expressly authorized to make, alter or repeal the by-laws of the Corporation.
ARTICLE SEVEN
Meetings of stockholders may be held within or outside of the State of Delaware, as the by-laws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the Corporation. Election of directors need not be by written ballot unless the by-laws of the Corporation so provide.
ARTICLE EIGHT
1.    To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

2.    The Corporation shall indemnify and hold harmless, including the advancement of expenses, to the fullest extent permitted by the General Corporation Law of the State of Delaware, as it presently exists or may hereafter be amended from time to time, any person (including the heirs, executors, administrators and estate of such person) who was or is a party or is threatened to be made a party to, or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation, against all liability, loss suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.
3.    Neither any amendment nor repeal of this ARTICLE EIGHT, nor the adoption of any provision of this amended and restated certificate of incorporation inconsistent with this ARTICLE EIGHT, shall eliminate, reduce or otherwise adversely affect any right or protection existing under this ARTICLE EIGHT, in respect of any matter occurring, or any action or Proceeding accruing or arising or that, but for this ARTICLE EIGHT, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
ARTICLE NINE
The Corporation expressly elects not to be governed by §203 of the General Corporation Law of the State of Delaware.
ARTICLE TEN
To the maximum extent permitted from time to time under the law of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation or any of its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of the Corporation or any of its subsidiaries. No amendment or repeal of this ARTICLE TEN shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director, or stockholder becomes aware prior to such amendment or repeal.
ARTICLE ELEVEN
The Corporation reserves the right to amend, alter, change or repeal any provision contained in this amended and restated certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.